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                 AMERCO and Consolidated Subsidiaries

Exhibit 12.  Statement Re: Computation of Ratios

                                                         Year  end
                                          -------------------------------------
                                           1998    1997    1996    1995    1994
                                          -------------------------------------
Pretax earnings from operations            76.3    83.5    96.2    93.5    66.5
Plus:  Interest expense                    79.4    76.0    68.3    68.6    69.9
       Preferred stock dividends           20.8    16.9    13.0    13.0     4.8
       Amortization of debt expense
         and discounts                       .3      .1       -       -      .1
       A portion of rental expense
         (1/3)                             30.0    28.6    23.0    22.2    28.1
                                          -------------------------------------

       Subtotal (A)                       206.8   205.1   200.5   197.3   169.4
                                          -------------------------------------


Divided by:


Fixed charges:
  Interest expense                         79.4    76.0    68.3    68.6    69.9
  Preferred stock dividends                20.8    16.9    13.0    13.0     4.8
  A portion of rental expense (1/3)        30.0    28.6    23.0    22.2    28.1
  Interest capitalized during the
    period                                  2.2     3.4     1.8     1.7      .6
  Amortization of debt expense
    and discounts                            .3      .1       -       -      .1
                                          -------------------------------------

     Subtotal (B)                         132.7   125.0   106.1   105.5   103.5
                                          -------------------------------------

     Ratio of earnings to fixed
       charges (A)/(B)                     1.56    1.64    1.89    1.87    1.64
                                          =====================================


     The Company believes that one-third of the Company's annual rental expense is a reasonable approximation of the interest factor of such rentals.